					Exhibit 12.2
					3/13/2006
SAVANNAH POWER COMPANY
Computation of ratio of earnings to fixed charges for
the five years ended December 31, 2005

Year ended December 31,
	2001	2002	2003	2004	2005
-------------------------------------------Thousands of Dollars----------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes	$32,846	$32,767	$38,977	$40,110	$49,622
Interest expense, net of amounts capitalized	12,517	11,608	9,590	12,047	14,778
Distributions on mandatorily redeemable preferred securities	2,740	2,740	2,740	109	0
AFUDC - Debt funds	271	165	220	1,471	1,079
Rentals	423	459	457	469	551
Earnings as defined	$48,797	$47,739	$51,984	$54,206	$66,030

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt	$9,400	$9,685	$8,537	$11,399	$12,998
Interest on affiliated loans	747	401	106	197	1,414
Interest on interim obligations	1,128	4	0	24	0
Amortization of debt discount, premium and expense, net	950	904	981	1,279	1,130
Other interest charges	563	779	186	619	315
Distributions on mandatorily redeemable preferred securities	2,740	2,740	2,740	109	0
Rentals	423	459	457	469	551
Fixed charges as defined	$15,951	$14,972	$13,007	$14,096	$16,408

RATIO OF EARNINGS TO FIXED CHARGES	3.06	3.19	4.00	3.85	4.02

SAVANNAH POWER COMPANY
Computation of ratio of earnings to fixed charges plus preferred dividend requirements for the five years ended December 31, 2005

Year ended December 31,
		2001		2002		2003		2004		2005
---------------------------------------------Thousands of Dollars----------------------------------------
EARNINGS AS DEFINED IN ITEM 503 OF REGULATION S-K:
Earnings before income taxes		$32,846		$32,767		$38,977		$40,110		$49,622
Interest expense, net of amounts capitalized		12,517		11,608		9,590		12,047		14,778
Distributions on mandatorily redeemable preferred securities		2,740		2,740		2,740		109		0
AFUDC - Debt funds		271		165		220		1,471		1,079
Rentals		423		459		457		469		551
Earnings as defined		$48,797		$47,739		$51,984		$54,206		$66,030

FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
Interest on long-term debt		$9,400		$9,685		$8,537		$11,399		$12,998
Interest on affiliated loans		747		401		106		197		1,414
Interest on interim obligations		1,128		4		0		24		0
Amort of debt disc, premium and expense, net		950		904		981		1,279		1,130
Other interest charges		563		779		186		619		315
Distributions on mandatorily redeemable preferred securities		2,740		2,740		2,740		109		0
Rentals		423		459		457		469		551
Fixed charges as defined		15,951		14,972		13,007		14,096		16,408
Preferred dividends		0		0		0		1,500		2,700
Ratio of net income before taxes to net income	x	1.530	x	1.537	x	1.661	x	1.559	x	1.521
Pref dividend requirements before income taxes		0		0		0		2,339		4,107
Fixed charges plus pref dividend requirements		$15,951		$14,972		$13,007		$16,435		$20,515

RATIO OF EARNINGS TO FIXED CHARGES PLUS
PREFERRED DIVIDEND REQUIREMENTS		3.06		3.19		4.00		3.30		3.22